     As filed with the Securities and Exchange Commission on April 30, 1999

                                                      Registration No. 333-73417

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                             TECHNICLONE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                            95-3698422
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                             14282 FRANKLIN AVENUE,
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            LARRY O. BYMASTER                                 WITH COPIES TO:
          14282 FRANKLIN AVENUE,                           THOMAS J. CRANE, ESQ.
      TUSTIN, CALIFORNIA 92780-7017                        KENT M. CLAYTON, ESQ.
             (714) 508-6000                                 RUTAN & TUCKER, LLP
(Name, address, including zip code, and ,                     611 ANTON BLVD.
 telephone number including area code, of                       SUITE 1400
          agent for service)                               COSTA MESA, CA 92626
                                                              (714) 641-5100

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434,please check the following box. |_|

     The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $95,032,000 as of February 24, 1999, based upon the price at which such stock was last sold in the principal market for such stock as of such date.


                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================

      TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         PROPOSED MAXIMUM
         SECURITIES TO BE              AMOUNT TO BE        OFFERING PRICE PER       AGGREGATE OFFERING        AMOUNT OF REGIS-
            REGISTERED                REGISTERED(1)             SHARE (2)                PRICE (2)             TRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                  605,154                 $ 0.875                 $ 529,510                  $159
value (4)
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,                   25,454                 $ 1.375                 $ 35,000                   $ 11
$.001 par value, Issuable Upon
Exercise of Warrants to
Purchase Common Stock (5)
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,                   26,086                 $ 0.875                 $ 22,826                   $ 7
$.001 par value, Issuable Upon
Exercise of Warrants to
Purchase Common Stock(6)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                   47,727                 $ 0.875                 $ 41,762                   $ 13
value (7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par                1,781,250                 $ 0.875                 $ 1,558,594                $ 468
value (8)
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,                  178,125                 $ 0.875                 $ 155,860                  $ 47
$.001 par value, Issuable Upon
Exercise of Warrants to
Purchase Common Stock (9)
====================================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) In accordance with Rule 457(c), the aggregate offering price of shares of Common Stock of Techniclone Corporation is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the Nasdaq SmallCap Market for the Common Stock on April 23, 1999, which was $0.875 per share and, with respect to shares of Common Stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants..
(3)  Previously paid.
(4) Represents shares of Common Stock issued to Dunwoody Brokerage Services, Inc. pursuant to the terms of a Placement Agent Agreement dated as of June 16, 1998 by and between the Company and the Registered Stockholder, as successor in interest to Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance, in connection with the issuance of shares of Common Stock to two institutional investors pursuant to the terms of a Regulation D Common Stock Equity Line Subscription Agreement dated as of June 16,1998, by and between the Company and the two institutional investors, as follows: (i) 203,636 shares of Common Stock issued to Dunwoody Brokerage Services, Inc. on or about June 16, 1998, as a placement agent fee in connection with the placement and sale of 2,545,454 shares of Common Stock to the two institutional investors; (ii) 60,515 shares of Common Stock issued to Dunwoody Brokerage Services, Inc. on or about December 24, 1998, as an adjustment to the placement agent fee pursuant to the terms of the Placement Agent Agreement and in connection with the issuance of an additional 96,055 shares of Common Stock to the two institutional investors; (iii) 260,869 shares of Common Stock were issued to Dunwoody Brokerage Services, Inc. on or about February 2, 1999, as a placement agent fee in connection with the placement and sale of 2,608,695 shares of Common Stock to the two institutional investors; and (iv) 80,134 shares of Common Stock were issued to Dunwoody Brokerage Services, Inc. on or about April 15, 1999 in connection with the issuance of 801,347 shares of Common Stock to the two institutional investors.
(5) Includes 20,363 shares of Common Stock issuable to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $1.375 per share, issued to Dunwoody Brokerage Services, Inc. on or about June 16, 1998 as a placement agent fee in connection with the placement and sale of 2,545,454 shares of Common Stock to the two institutional investors and an addtional 5,091 shares of Common Stock issuable to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $1.375 per share, issued to Dunwoody Brokerage Services, Inc. on or about December 24, 1998, as a placement agent fee in connection with the issuance of 96,055 shares of Common Stock to the two institutional investors.
(6) Represents shares of Common Stock issuable to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $0.8625 per share, issued to Dunwoody Brokerage Services, Inc. on or about February 2, 1999, as a placement agent fee in connection with the placement and sale of 2,608,695 shares of Common Stock to the two institutional investors.
(7) Represents shares of Common Stock that may be issued to Dunwoody Brokerage Services, Inc. on or about July 15, 1999 pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement between Techniclone Corporation and the two institutional investors upon adjustment of the purchase price for the initial shares of Common Stock purchased by the two institutional investors in June 1998, based on a reasonable estimate of a potential 10-day low closing bid price immediately preceding such date (estimated solely for purposes of this registration statement to be not less than $1.00 per share of Common Stock, which allows Techniclone Corporation to sell the maximum number of shares to the two institutional investors under the terms of the Regulation D Common Stock Equity Line Subscription Agreement). In the event the number of shares registered hereby to be issued to Dunwoody Brokerage Services, Inc. in connection with the issuance of the shares of Common Stock on or about such date to the two institutional investors Institutional Investors is insufficient, Techniclone Corporation will use other shares registered hereby for the purpose of satisfying its obligations under the Placement Agent Agreement and the Regulation D Common Stock Equity Line Subscription Agreement to deliver registered shares to Dunwoody Brokerage Services, Inc. in connection with the issuance of such shares on or about such date to the two institutional investors.
(8) Represents shares of Common Stock issuable to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement and the Regulation D Common Stock Equity Line Subscription Agreement equal to 10% of the number of shares issuable to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement. Upon written notice given by Techniclone Corporation to the two institutional investors, no more than one time during any monthly period until June 16, 2001, Techniclone Corporation may sell to the two institutional investors a number of shares equal to up to $2,250,000 (which amount may be increased up to $5,000,000 by mutual agreement of the parties), less the aggregate dollar amount of any shares sold to the two institutional investors during the three month period immediately preceding the date such notice is given, divided by (i) 82.5% of the lowest closing bid price during the ten trading days immediately preceding the date such shares are sold (estimated solely for purposes of this registration statement to be not less than $1.00 per share of Common Stock, which allows Techniclone Corporation to sell the maximum number of shares to the two institutional investors under the terms of the Regulation D Common Stock Equity Line Subscription Agreement), or
     (ii) if 82.5% of such 10-day low closing bid price results in a discount of less than twenty cents ($0.20) per share from such 10-day low closing bid price, such 10-day low closing bid price minus twenty cents ($0.20); provided, that the number of such shares is limited to the same number of shares of restricted securities that the two institutional investors would otherwise be able to sell pursuant to Rule 144(e) promulgated under the Securities Act, subject to a maximum remaining dollar amount of $14,250,000 of shares of Common Stock and to certain other limitations and restrictions (the "Equity Line Shares").
(9) Represents shares of Common Stock issuable to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants issuable to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement and the Regulation D Common Stock Equity Line Subscription Agreement. equal to 10% of the number of shares issuable upon exercise of warrants issuable to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement. Pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement, Techniclone Corporation is required to issue to the two institutional investors warrants to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold to the two institutional investors at exercise prices equal to the respective prices per share at which such shares were sold to the Institutional Investors and, to the extent that the relevant minimum aggregate commitment amount under the Regulation D Common Stock Equity Line Subscription Agreement is not fully utilized by Techniclone Corporation, shares of Common Stock issuable to the two institutional investors upon exercise of warrants to be issued to the two institutional investors on each of June 16, 1999, June 16, 2000 and June 16, 2001, to purchase a number of shares of Common Stock equal to 10% of an amount equal to the difference of the relevant minimum aggregate commitment amount ($6,666,667 for 1999, $13,333,333 for 2000 and $20,000,000 for 2001) minus the aggregate amount of Common Stock sold to the two institutional investors during all years preceding such date, divided by the 10-day low closing bid price of the Common Stock immediately preceding such date (estimated solely for purposes of this registration statement to be not less than $1.00 per share of Common Stock, which allows Techniclone Corporation to sell the maximum number of shares of Common Stock to the two institutional investors under the terms of the Regulation D Common Stock Equity Line Subscription Agreement), at an exercise price equal to the 10-day low closing bid price of the Common Stock immediately preceding such date.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION DATED APRIL 30, 1999


PROSPECTUS


                                2,663,796 SHARES

              [Techniclone
               Corporation        TECHNICLONE
               Logo Here]             CORPORATION


                                  COMMON STOCK


     This Prospectus relates to the resale, from time to time, of up to 2,663,796 shares of Common Stock of Techniclone Corporation by Dunwoody Brokerage Services, Inc. This Prospectus has been prepared for the purpose of registering the shares offered by this Prospectus under the Securities Act of 1933, as amended, to allow for future sales by Dunwoody Brokerage Services, Inc. to the public without restriction. All or a portion of the shares offered by this Prospectus may be offered for sale, from time to time, by Dunwoody Brokerage Services, Inc. for its own benefit, pursuant to this Prospectus. See "Dunwoody Brokerage Services, Inc. - The Selling Stockholder" and "Plan of Distribution."

     Dunwoody Brokerage Services, Inc. is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of the shares of Common Stock offered hereby. Dunwoody Brokerage Services, Inc. will pay all commissions, transfer taxes and other expenses associated with the sales of the shares of Common Stock by it. Techniclone will pay the expenses of the preparation of this Prospectus. Techniclone will not receive any of the proceeds from the sale of the shares of Common Stock sold by Dunwoody Brokerage Services, Inc. Techniclone will not receive any proceeds from the exercise of the warrants issued or issuable to Dunwoody Brokerage Services, Inc., which may only be exercised pursuant to a cashless exercise by Dunwoody Brokerage Services, Inc. See "Plan of Distribution."

     Techniclone's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on The Nasdaq SmallCap Market under the symbol "TCLN". On April 23, 1999, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $0.875 per share.


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                                  April, 1999

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

    Techniclone Corporation .................................................  3
    Risk Factors ............................................................  4
    Incorporation of Certain Documents By Reference ......................... 12
    The Equity Line Agreement ............................................... 13
    Use of Proceeds  ........................................................ 15
    Dunwoody Brokerage Services, Inc. - The Selling Stockholder ............. 16
    Plan of Distribution  ................................................... 18
    Description of Securities ............................................... 20
    Legal Matters ........................................................... 21
    Experts ................................................................. 21
    Indemnification of Directors and Officers  .............................. 21
    Where to Learn More About Techniclone ................................... 22

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                             TECHNICLONE CORPORATION

     Techniclone Corporation was incorporated in the State of Delaware on September 25, 1996. On March 24, 1997, Techniclone International Corporation, a California corporation (a predecessor company incorporated in June 1981), was merged with and into Techniclone Corporation, a Delaware corporation. This merger was effected for the purpose of effecting a change in our state of incorporation from California to Delaware and making certain changes in our charter documents. As used in this Prospectus, the terms "we," "us," "our" and "Techniclone" refers to Techniclone Corporation, Techniclone International Corporation, its former subsidiary, Cancer Biologics Incorporated, which was merged into the Company on July 26, 1994 and its wholly-owned subsidiary Peregrine Pharmaceuticals, Inc., a Delaware corporation.

     Techniclone is engaged in the research, development and commercialization of novel cancer therapeutics in two principal areas - direct tumor targeting agents for the treatment of refractory malignant lymphoma and collateral tumor targeting agents for the treatment of solid tumors. Our most advanced direct tumor targeting agent candidate, Oncolym(R), is currently being studied in advanced clinical trials for the treatment of intermediate and high-grade relapsed or refractory B-cell non-Hodgkins lymphoma at nine participating medical centers, and we or our licensee, Schering A.G., Germany, may add additional clinical trial sites for Oncolym(R) in the future. Following the completion of the clinical trials, we or our licensee, Schering A.G., Germany, expect to file an application with the United States Food and Drug Administration to market Oncolym(R) in the United States.

     Collateral tumor targeting is the therapeutic strategy of targeting peripheral structures and cell types, other than the viable cancer cells directly, as a means to treat solid tumors. We are currently developing three advanced collateral targeting agents for solid tumors: tumor necrosis therapy, which is potentially capable of carrying a wide variety of therapeutic agents to the interior of solid tumors and irradiating the tumor from the inside out; vaseopermeation enhancement agents, which increase the permeability of the tumor site and increase the concentration of killing agents at the core of the tumor; and vascular targeting agents, which shuts down the capillaries and blood vessels that serve solid tumors and destroys the vascular structure of the tumor. Clinical trials of our tumor necrosis therapy agent for the treatment of malignant glioma (I.E., brain cancer) are currently being conducted at one medical center, with additional sites underway, and additional trials for the treatment of pancreatic, prostrate and liver solid tumors will soon be conducted at a clinical site in Mexico City. Our scientists are doing preliminary studies on vaseopermeation enhancement agents and on vascular targeting agents.

     To date, we have not received any significant revenues. However, on March 8, 1999 we entered into a license agreement with Schering A.G., Germany, a major international pharmaceutical company, with respect to the development, manufacture and marketing of our most advanced direct tumor targeting agent candidate, Oncolym(R), pursuant to which we received an initial $3 million payment and which provides for additional payments of up to $14 million upon the completion of certain milestones. The agreement also provides for royalties based on sales of Oncolym(R) products.

     Our principal executive offices are located at 14282 Franklin Avenue, Tustin, California 92780-7017 and our telephone number is (714) 508-6000.

                                  RISK FACTORS

     INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK, TOGETHER WITH ALL OF THE OTHER INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE IN THIS PROSPECTUS.

     EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN OUR REPORTS FILED WITH THE SEC ARE "FORWARD LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, INCLUDING, AMONG OTHERS, RISKS RESULTING FROM ECONOMIC AND MARKET CONDITIONS, THE REGULATORY ENVIRONMENT IN WHICH WE OPERATE, PRICING PRESSURES, ACCURATELY FORECASTING OPERATING AND CAPITAL EXPENDITURES AND CLINICAL TRIAL COSTS, COMPETITIVE ACTIVITIES, UNCERTAINTIES OF LITIGATION AND OTHER BUSINESS CONDITIONS, AND ARE SUBJECT TO UNCERTAINTIES AND ASSUMPTIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS. WE BASE OUR FORWARD-LOOKING STATEMENTS ON INFORMATION CURRENTLY AVAILABLE TO US, AND WE ASSUME NO OBLIGATION TO UPDATE THESE STATEMENTS. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS DUE TO CERTAIN RISKS AND UNCERTAINTIES. THE RISKS DESCRIBED BELOW SPECIFICALLY ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

IF WE CANNOT OBTAIN ADDITIONAL FUNDING, OUR PRODUCT DEVELOPMENT AND
 COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED

     We have expended, and will continue to expend, substantial funds on the development of our product candidates and for clinical trials. As a result, we have experienced negative cash flows from operations since inception and expect the negative cash flow from operations to continue for the foreseeable future. We currently have commitments to expend additional funds for antibody and radioactive isotope combination services, clinical trials, product development contracts, license contracts, severance arrangements, employment agreements, consulting agreements, and for the repurchase of marketing rights to certain product technology. We expect operating expenditures related to clinical trials to increase in the future as clinical trial activity increases and scale-up for clinical trial production continues. We also expect that the monthly negative cash flow will continue. We will require additional funding to sustain our research and development efforts, provide for future clinical trials, expand our manufacturing and product commercialization capabilities, and continue our operations until we able to generate sufficient revenue from the sale and/or licensing of our products. Our ability to access funds under our Regulation D Common Stock Equity Line Subscription Agreement with two institutional investors is subject to the satisfaction of certain conditions and the failure to satisfy these conditions may limit or preclude our ability to access such funds, which could negatively affect our financial position unless additional financing sources are available. We cannot be certain whether we can obtain required additional funding on terms satisfactory to us, if at all. If we do raise additional funds through the issuance of equity or convertible debt securities, your stock ownership will be diluted and these new securities may have rights, preferences or privileges senior to yours. If we are unable to raise additional funds when necessary, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates or enter into financing arrangements on terms which we would not otherwise accept.

WE HAVE HAD SIGNIFICANT LOSSES AND ANTICIPATE FUTURE LOSSES

     We have experienced significant losses since inception. As of January 31, 1999, our accumulated deficit was approximately $84,429,000. We expect to incur significant additional operating losses in the future and expect cumulative losses to increase substantially due to expanded research and development efforts, preclinical studies and clinical trials, and scale-up of manufacturing and product commercialization capabilities. We also expect losses to fluctuate substantially from quarter to quarter. All of our products are currently in development, preclinical studies or clinical trials, and no significant revenues have been generated from product sales. To achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate significant product revenues for the next year. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

PROBLEMS IN PRODUCT DEVELOPMENT MAY CAUSE OUR CASH DEPLETION RATE TO INCREASE

     Our ability to obtain financing and to manage expenses and our cash depletion rate is the key to the continued development of product candidates and the completion of ongoing clinical trials. Our cash depletion rate will vary substantially from quarter to quarter as we fund non-recurring items associated with clinical trials, product development, antibody manufacturing and facility expansion and scale-up, patent legal fees and various consulting fees. We have limited experience with clinical trials and if we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase our cash depletion rate.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY NOT BE SUCCESSFUL

     Since inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. Our product candidates, which have not received regulatory approval, are generally in the early stages of development. If the initial results from any of the clinical trials are poor, those results will adversely effect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, product candidates resulting from our research and development efforts, if any, are not expected to be available commercially for at least the next year. Our products currently in clinical trials represent a departure from more commonly used methods for cancer treatment. These products, if approved, may experience under-utilization by doctors who are unfamiliar with their application in the treatment of cancer. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, in most cases chemotherapy, rather than new alternative therapies. We or our marketing partner may be required to implement an aggressive education and promotion plan with doctors in order to gain market recognition, understanding and acceptance of our products. Market acceptance could also be affected by the availability of third party reimbursement. Accordingly, we cannot guarantee that our product development efforts, including clinical trials, or commercialization efforts will be successful or that any of our products, if approved, can be successfully marketed.

WE MAY NOT BE ABLE TO SCALE-UP OUR FACILITIES TO IMPLEMENT COMMERCIAL PRODUCTION
 OF OUR PRODUCTS

     In order to conduct clinical trials on a timely basis, obtain regulatory approval and be commercially successful, we must scale-up our manufacturing and product commercialization processes so that our product candidates, if approved, can be manufactured and produced in commercial quantities. To date, we have expended significant funds for the scale-up of our antibody manufacturing capabilities for clinical trial requirements for two of our product candidates and for refinement of the production processes. We intend to use existing antibody manufacturing capacity to meet the clinical trial requirements for these two product candidates and to support the initial commercialization of these product candidates, if approved. In order to provide additional capacity, we must successfully negotiate agreements with contract antibody manufacturers to have these products produced, the cost of which is estimated to be several million dollars in start-up costs and additional production costs on a "per run basis". Such contracts would also require an additional investment estimated at five to nine million dollars over the next two years for required equipment and related production area enhancements, and for vendor services associated with technology transfer assistance, scale-up and production start-up, and for regulatory assistance. We have limited manufacturing experience, and cannot make any guarantee as to our ability to scale-up our manufacturing operations, the suitability of our present facility for clinical trial production or commercial production, our ability to make a successful transition to commercial production or our ability to reach an acceptable agreement with one or more contract manufacturers to produce any of our other product candidates, if approved, in clinical or commercial quantities.

OUR TECHNOLOGY AND PRODUCTS MAY PROVE INEFFECTIVE OR BE TOO EXPENSIVE TO MARKET
 SUCCESSFULLY

     Our future success is significantly dependent on our ability to develop and test workable products for which we will seek approval from the United States Food & Drug Administration to market to certain defined patient groups. There is a significant risk as to the performance and commercial success of our technology and products. The products we are currently developing will require significant additional laboratory and clinical testing and investment over the foreseeable future. Although we are optimistic that we will be able to complete development of one or more products, our proposed products may not prove to be effective in clinical trials or they may cause harmful side effects during clinical trials. In addition, our product candidates, if approved, may prove impracticable to manufacture in commercial quantities at a reasonable cost and/or with acceptable quality. Any of these factors could negatively affect our financial position and results of operations.

OUR DEPENDENCY ON A LIMITED NUMBER OF SUPPLIERS MAY NEGATIVELY IMPACT OUR
 ABILITY TO COMPLETE CLINICAL TRIALS AND MARKET OUR PRODUCTS

     We currently procure, and intend in the future to procure, our antibody and radioactive isotope combination services pursuant to negotiated contracts with two domestic entities, one Canadian entity and one European entity. We cannot guarantee that these suppliers will be able to qualify their facilities or label and supply antibody in a timely manner, if at all. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a commercial company for commercial antibody and radioactive isotope combination services. We are presently in discussions with a few companies to provide commercial antibody and radioactive isotope combination services. We also currently rely on, and expect in the future to rely on, our current suppliers for all or a significant portion of our requirements for our antibody products. Antibody that has been combined with a radioactive isotope cannot be stockpiled against future shortages. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials and to market our products, if approved.

WE DO NOT HAVE A SALES FORCE TO MARKET OUR PRODUCTS

     At the present time, we do not have a sales force to market any of our products, if and when they are approved. We intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. If and when we receive approval from the United States Food & Drug Administration for our initial product candidates, the marketing of these products will be contingent upon our ability to either license or enter into a marketing agreement with a large company or our ability to recruit, develop, train and deploy our own sales force. We do not presently possess the resources or experience necessary to market any of our product candidates. Other than an agreement with Schering A.G., Germany with respect to the marketing of our direct tumor targeting agent product, Oncolym(R), we presently have no agreements for the licensing or marketing of our product candidates, and we cannot assure you that we will be able to enter into any such agreements in a timely manner or on commercially favorable terms, if at all. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure you that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if and when they are approved.

WE MAINTAIN ONLY LIMITED PRODUCT LIABILITY INSURANCE AND MAY BE EXPOSED TO
 CLAIMS IF OUR INSURANCE COVERAGE IS INSUFFICIENT

     The manufacture and sale of human therapeutic products involves an inherent risk of product liability claims. We maintain only limited product liability insurance. We cannot assure you that we will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall could negatively impact our financial position and results of operations.

EARTHQUAKES MAY DAMAGE OUR FACILITIES

     Our corporate and research facilities, where the majority of our research and development activities are conducted, are located near major earthquake faults which have experienced earthquakes in the past. Although we carry limited earthquake insurance, in the event of a major earthquake or other disaster in or near the greater Southern California area, our facilities may sustain significant damage and our operations would be negatively affected.

THE LIQUIDITY OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED IF OUR COMMON STOCK
 IS DELISTED FROM THE NASDAQ SMALLCAP MARKET

     The Common Stock is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on The Nasdaq SmallCap Market, we must continue to have either net tangible assets of at least $2,000,000, market capitalization of at least $35,000,000, or net income (in either our latest fiscal year or in two of our last three fiscal years) of at least $500,000. In addition, we must meet other requirements, including, but not limited to, having a public float of at least 500,000 shares and $1,000,000, a minimum closing bid price of $1.00 per share of Common Stock (without falling below this minimum bid price for a period of 30 consecutive trading days), at least two market makers and at least 300 stockholders, each holding at least 100 shares of Common Stock. At various times, we have failed to maintain a $1.00 minimum closing bid price for extended periods of time and expect the closing bid price of the Common Stock to fall below the $1.00 minimum bid requirement from time to time in the future. As of April 28, 1999, we have failed to maintain a $1.00 minimum closing bid price for 17 consecutive trading days. If we fail to meet the minimum closing bid price of $1.00 for a period of 30 consecutive trading days, we will be notified by The Nasdaq Stock Market and will then have a period of 90 calendar days from such notification to achieve compliance with the applicable standard by meeting the minimum closing bid price requirement for at least 10 consecutive trading days during such 90 day period. We cannot guarantee that we will be able to maintain these requirements in the future. If we fail to meet any of The Nasdaq SmallCap Market listing requirements, the market value of the Common Stock could fall and holders of Common Stock would likely find it more difficult to dispose of the Common Stock. In addition, if the minimum closing bid price of the Common Stock is not at least $1.00 per share for 10 consecutive trading days before we make a call for proceeds under our Regulation D Common Stock Equity Line Subscription Agreement with two institutional investors or if the Common Stock ceases to be included on The Nasdaq SmallCap Market, we would have limited or no access to funds under the Regulation D Common Stock Equity Line Subscription Agreement.

Moreover, should the market price of the Common Stock fall significantly, we would be required to issue to the two institutional investors a much greater number of shares than we would otherwise if the market price were stable or rising, which could cause the market price of the Common Stock to fall further and faster. In addition, the Company and broker-dealers effecting transactions in the Common Stock may become subject to additional disclosure and reporting requirements applicable to low-priced securities, which may reduce the level of trading activity in the secondary market for the Common Stock and limit or prevent investors from readily selling their shares of Common Stock.

THE SALE OF SUBSTANTIAL SHARES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     As of April 23, 1999, we had approximately 73,352,000 shares of Common Stock outstanding. We are also obligated to issue up to an additional approximately 289,000 shares of Common Stock upon conversion of outstanding shares of our 5% Adjustable Convertible Class C Preferred Stock and exercise of related warrants, up to an additional approximately 23,000,000 shares of Common Stock pursuant to our Regulation D Common Stock Equity Line Subscription Agreement with two institutional investors and a related Placement Agent Agreement and upon exercise of related warrants related thereto and an additional approximately 12,780,000 shares of Common Stock pursuant to other outstanding options and other warrants. The conversion rate applicable to our Class C Preferred Stock and the purchase price for the shares of Common Stock to be issued pursuant to the Regulation D Common Stock Equity Line Subscription Agreement, and the exercise price of the warrants related thereto, are at a significant discount to the market price of the Common Stock. The sale and issuance of these shares of Common Stock, as well as subsequent sales of shares of Common Stock in the open market, may cause the market price of the Common Stock to fall and might impair our ability to raise additional capital through sales of equity or equity-related securities, whether pursuant to the Regulation D Common Stock Equity Line Subscription Agreement or otherwise. See "The Equity Line Agreement."

OUR HIGHLY VOLATILE STOCK PRICE AND TRADING VOLUME MAY ADVERSELY AFFECT THE
 LIQUIDITY OF THE COMMON STOCK

     The market price of the Common Stock, and the market prices of securities of companies in the biotechnology industry generally, have been highly volatile and is likely to continue to be highly volatile. Also, the trading volume in the Common Stock has been highly volatile, ranging from as few as 89,000 shares per day to as many as 19 million shares per day over the past year, and is likely to continue to be highly volatile. The market price of the Common Stock may be significantly impacted by many factors, including announcements of technological innovations or new commercial products by us or our competitors, disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors and regulatory developments and product safety concerns in both the United States and foreign countries. These and other external factors have caused and may continue to cause the market price and demand for the Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of the Common Stock.

WE MAY NOT BE ABLE TO COMPETE WITH OUR COMPETITORS IN THE BIOTECHNOLOGY INDUSTRY

     The biotechnology industry is intensely competitive. It is also subject to rapid change and sensitive to new product introductions or enhancements. We expect to continue to experience significant and increasing levels of competition in the future. Virtually all of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. Two of our competitors, Idec Pharmaceuticals Corporation and Coulter Pharmaceuticals, Inc., each has a lymphoma antibody that may compete with our direct tumor targeting agent product, Oncolym(R). Idec

Pharmaceuticals Corporation is currently marketing its lymphoma product for low grade non-Hodgkins lymphoma and we believe that Coulter Pharmaceuticals, Inc. will be marketing its respective lymphoma product prior to the time our Oncolym(R) product will be submitted to the United States Food & Drug Administration for marketing approval. Coulter Pharmaceuticals, Inc. has also announced that it intends to seek to conduct clinical trials of its antibody treatment for intermediate and/or high grade non-Hodgkins lymphomas. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Some or all of these companies may also have greater financial and technical resources than we have. Accordingly, we cannot assure you that we will be able to compete successfully with our existing and future competitors or that competition will not negatively affect our financial position or results of operations in the future.

WE MAY NOT BE SUCCESSFUL IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENTS AND
 LICENSES TO PATENTS

     Our success depends, in large part, on our ability to obtain or maintain a proprietary position in our products through patents, trade secrets and orphan drug designations. We have been granted several United States patents and have submitted several United States patent applications and numerous corresponding foreign patent applications, and have also obtained licenses to patents or patent applications owned by other entities. However, we cannot assure you that any of these patent applications will be granted or that our patent licensors will not terminate any of our patent licenses. We also cannot guarantee that any issued patents will provide competitive advantages for our products or that any issued patents will not be successfully challenged or circumvented by our competitors. Although we believe that our patents and our licensors' patents do not infringe on any third party's patents, we cannot be certain that we can avoid litigation involving such patents or other proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we may not have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to patents and other intellectual property rights may require our management to redirect our human and monetary resources to address these claims and may take years to resolve.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR
 DISCONTINUED DUE TO DIFFICULTIES OR DELAYS IN CLINICAL TRIALS

     We may encounter unanticipated problems, including development, manufacturing, distribution, financing and marketing difficulties, during the product development, approval and commercialization process. Our product candidates may take longer than anticipated to progress through clinical trials or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Delays in patient enrollment will result in increased costs and further delays. If we experience any such difficulties or delays, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR
 DISCONTINUED DUE TO DELAYS OR FAILURE IN OBTAINING REGULATORY APPROVALS

     We will need to do substantial additional development and clinical testing prior to seeking any regulatory approval for commercialization of our product candidates. Testing, manufacturing, commercialization, advertising, promotion, export and marketing, among other things, of our proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources and we cannot guarantee that any approval will be granted on a timely basis, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in conducting advanced human clinical trials, even after obtaining promising results in earlier trials. Furthermore, the United States Food & Drug Administration may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Also, even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Accordingly, we may experience difficulties and delays in obtaining necessary governmental clearances and approvals to market our products, and we may not be able to obtain all necessary governmental clearances and approvals to market our products. At least initially, we intend, to the extent possible, to rely on licensees to obtain regulatory approval for marketing our products. The failure by us or our licensees to adequately demonstrate the safety and efficacy of any of our product candidates under development could delay, limit or prevent regulatory approval of the product, which may require us to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

OUR PRODUCTS, IF APPROVED, MAY NOT BE COMMERCIALLY VIABLE DUE TO HEALTH CARE
 REFORM AND THIRD-PARTY REIMBURSEMENT LIMITATIONS

     Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of health care costs. Any such changes could negatively impact the commercial viability of our products, if approved. Our ability to successfully commercialize our product candidates, if and when they are approved, will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations. In the absence of national Medicare coverage determination, local contractors that administer the Medicare program, within certain guidelines, can make their own coverage decisions. Accordingly, there can be no assurance that any of our product candidates, if approved and when commercially available, will be included within the then current Medicare coverage determination or the coverage determination of state Medicaid programs, private insurance companies and other health care providers. In addition, third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care and the growth of health maintenance organizations in the United States may all result in lower prices for our products, if approved and when commercially available, than we currently expect. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could negatively affect our financial performance, if and when one or more of our products are approved and available for commercial use.

OUR MANUFACTURING AND USE OF HAZARDOUS AND RADIOACTIVE MATERIALS MAY RESULT IN
 OUR LIABILITY FOR DAMAGES, INCREASED COSTS AND INTERRUPTION OF ANTIBODY
 SUPPLIES

     The manufacturing and use of our products require the handling and disposal of the radioactive isotope I131. We currently rely on, and intend in the future to rely on, our current contract manufacturers to combine antibodies with radioactive I131 isotope in our products and to comply with various local, state and or national and international regulations regarding the handling and use of radioactive materials. Violation of these local, state, national or international regulations by these companies or a clinical trial site could significantly delay completion of the trials. Violations of safety regulations could occur with these manufacturers, so there is also a risk of accidental contamination or injury. Accordingly, we could be held liable for any damages that result from an accident, contamination or injury caused by the handling and disposal of these materials, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations. In addition, we may incur substantial costs to comply with environmental regulations. In the event of any noncompliance or accident, the supply of antibodies for use in clinical trials or commercial products could also be interrupted.

OUR OPERATIONS AND FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED IF WE
 CANNOT ATTRACT AND RETAIN KEY PERSONNEL

     Our success is dependent, in part, upon a limited number of key executive officers and technical personnel remaining employed with us, including Larry O. Bymaster, our President and Chief Executive Officer, Steven C. Burke, our Chief Financial Officer, and Dr. John Bonfiglio, our Vice President of Business Development and interim Vice President of Clinical and Regulatory Affairs. We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

OUR BUSINESS MAY BE ADVERSELY EFFECTED IF OUR COMPUTER SYSTEMS AND THE COMPUTER
 SYSTEMS OF OUR SUPPLIERS ARE NOT YEAR 2000 COMPLIANT

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex. The issue is whether computer systems will properly recognize date-sensitive information in the year 2000 due to the fact that the programming in most computer systems use a two digit year value, which value will rollover to "00" as of January 1, 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We have identified substantially all of our major hardware and software platforms in use and have modified and upgraded our hardware, software and information technology and other systems to be year 2000 compliant. We do not presently believe that the year 2000 problem will pose significant operational problems for our internal computer systems or have a negative affect on our operations. However, we cannot assure you that any year 2000 compliance problems of our suppliers will not negatively affect our operations. Because uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, we intend to continue to make efforts to ensure that third parties with whom we have relationships are year 2000 compliant. We have not incurred significant costs to date associated with year 2000 compliance and presently believe estimated future costs will not be material. However, actual results could differ materially from our expectations due to unanticipated technological difficulties or project delays. If we or any third parties upon which we rely are unable to address the year 2000 issue in a timely manner, it could have an adverse impact on our operations. In order to assure that this does not occur, we have developed a contingency plan and intend to devote all resources required to attempt to resolve any significant year 2000 problems in a timely manner.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this Prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this Prospectus is considered to be part of this Prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this Prospectus. We incorporate by reference into this Prospectus the documents listed below:

          o Annual Report on Form 10-K for the fiscal year ended April 30, 1998, as filed with the SEC on July 29, 1998 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");
          o Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 13, 1998, as filed with the SEC on August 27, 1998;
          o Quarterly Report on Form 10-Q for the quarter ended July 31, 1998, as filed with the SEC on September 14, 1998;
          o Quarterly Report on Form 10-Q for the quarter ended October 31, 1998, as filed with the SEC on December 15, 1998;
          o Quarterly Report on Form 10-Q for the quarter ended January 31, 1999, as filed with the SEC on March 12, 1999;
          o Current Report on Form 8-K, as filed with the SEC on April 16, 1999;
          o Current Report on Form 8-K, as filed with the SEC on March 18, 1999;
          o Current Report on Form 8-K, as filed with the SEC on January 7, 1999;
          o Current Report on Form 8-K, as filed with the SEC on June 29, 1998;
          o Current Report on Form 8-K, as filed with the SEC on March 9, 1998;
          o Current Report on Form 8-K, as filed with the SEC on November 24, 1997;
          o Current Report on Form 8-K, as filed with the SEC on May 12, 1997, as amended by Form 8-K/A Amendment No. 1 to such Form 8-K as filed with the SEC on October 2, 1997, and as further amended by Form 8-K/A Amendment No. 2 to such Form 8-K as filed with the SEC on October 14, 1997;
          o Definitive Proxy Statement with respect to a Special Meeting of Stockholders held on April 23, 1998, as filed with the SEC on March 17, 1998;
          o The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
          o All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended April 30, 1998.

     All documents we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated herein by this reference and to be made a part hereof from the date of filing of such documents.

     We will provide, without charge, upon written or oral request of any person to whom a copy of this Prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated by reference herein (other than exhibits to such documents). Requests for such documents and information should be directed to Techniclone Corporation,
Attention: Steven C. Burke, Chief Financial Officer, 14282 Franklin Avenue, Tustin, California 92780-7017, telephone number (714) 508-6000.

                            THE EQUITY LINE AGREEMENT

     On June 16, 1998, Techniclone entered into a Regulation D Common Stock Equity Line Subscription Agreement with two institutional investors, pursuant to which Techniclone may issue and sell, from time to time, shares of its Common Stock for cash consideration up to an aggregate of $20 million. Techniclone also entered into a Placement Agent Agreement with Swartz Investments, LLC, a Georgia limited liability company doing business as Swartz Institutional Finance, whereby Techniclone engaged the services of Swartz Investments, LLC as placement agent in connection with the placement of securities of Techniclone with the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement. Swartz Investments, LLC subsequently assigned and conveyed all of its rights under the Placement Agent Agreement and a related Registration Rights Agreement to Dunwoody Brokerage Services, Inc. and also transferred to Dunwoody Brokerage Services, Inc. all of the shares of Common Stock and warrants to purchase shares of Common Stock previously issued to Swartz Investments, LLC. Dunwoody Brokerage Services, Inc. is a broker-dealer registered with the SEC and the National Association of Securities Dealers, Inc. with respect to which Swartz Investments, LLC is an Office of Supervisory Jurisdiction (OSJ).

     The following table sets forth certain information as of April 23, 1999, with respect to securities of Techniclone issued to the two institutional investors and Dunwoody Brokerage Services, Inc. pursuant to the Regulation D Common Stock Equity Line Subscription Agreement and the Placement Agent
Agreement:

                                       Shares of     Shares subject       Shares of          Shares subject
                                     Common Stock      to Warrants      Common Stock           to Warrants
                                     Issued to the    Issued to the     Issued to Dun-        Issued to Dun-
                    Amount           Institutional    Institutional    woody Brokerage        woody Brokerage
     Date           Funded             Investors      Investors(1)      Services, Inc.       Services, Inc.(1)
---------------   ----------        --------------   --------------    ---------------       -----------------

June 16, 1998     $3,500,000        2,545,454(2)       254,454(3)         203,636                 20,363(3)
Dec. 24, 1998                          96,055(4)                           60,515(4)               5,091(3)
Feb. 2, 1999      $2,250,000        2,608,695(5)       260,868(6)         260,869                 26,086(6)
April 15, 1999                        801,347(7)                           80,134(7)


----------------

(1) Warrants are exercisable, on a cashless basis only, at any time through December 31, 2004.
(2) Purchase price of $1.375 per share. Subject to adjustment on or about July 15, 1999, if the 10-day low closing bid price immediately preceding such date is less than $1.375 per share, which will obligate Techniclone to issue a number of additional shares of Common Stock equal to the difference between the amount of shares which would have been issued for $1,750,000 (half of $3,500,000) if the purchase price had been the 10-day low closing bid price immediately preceding such date for $1,750,000 and one-half of the amount of shares actually issued (1,272,727 shares).
(3)  Exercise price of $1.375 per share.
(4) Issued pursuant to a separate agreement between Techniclone and the two institutional investors.
(5)  Purchase price of $0.8625 per share.
(6)  Exercise price of $0.8625 per share.
(7) Issued in connection with an adjustment on or about April 15, 1999 to the purchase price for one-half of the initial shares sold to the two institutional investors on or about June 16, 1998, pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement.

     Pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement, Techniclone may from time to time until June 16, 2001, in its sole discretion and subject to certain restrictions and limitations set forth in the Regulation D Common Stock Equity Line Subscription Agreement, sell to the two institutional investors, no more than one time during any monthly period upon written notice given by Techniclone to the two institutional investors, a number of shares of Common Stock equal to up to $2,250,000 (which amount may be increased up to $5,000,000 by mutual agreement of the parties) less the aggregate dollar amount of any shares sold to the two institutional investors during the three month period immediately preceding the date on which such notice is given. The purchase price for the shares to be sold to the institutional investors is equal to 82.5% of the 10-day low closing bid price immediately preceding such Notice Date, or, if 82.5% of such 10-day low closing bid price results in a discount of less than twenty cents ($0.20) per share from such 10-day low closing bid price, a purchase price per share equal to such 10-day low closing bid price minus twenty cents ($0.20). The number of such shares which may be sold to the two institutional investors at any one time is limited to the same number of shares of restricted securities that the institutional investors would otherwise be able to sell pursuant to Rule 144(e) promulgated under the Securities Act of 1933, and is also subject to a maximum dollar amount of $14,250,000 as of the date of this Prospectus. In addition, at the time of each sale of shares of Common Stock, the two institutional investors will be issued warrants, expiring on December 31, 2004, to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock sold in such sale at an exercise price equal to the price per share at which such shares were sold to the institutional investors. If Techniclone has not fully utilized the relevant commitment amount under the Regulation D Common Stock Equity Line Subscription Agreement, Techniclone may also be obligated to issue to the two institutional investors on June 23, 1999, June 23, 2000 and June 23, 2001, warrants to purchase a number of shares of Common Stock equal to 10% of an amount equal to the difference of the relevant minimum commitment amount ($6,666,667 for 1999, $13,333,333 for 2000 and $20,000,000 for 2001) minus the aggregate amount of Common Stock sold to the institutional investors during all years preceding such date, divided by the 10-day low closing bid price of the Common Stock immediately preceding such date, at an exercise price equal to the 10-day low closing bid price of the Common Stock immediately preceding such date.

     Pursuant to the terms of the Placement Agent Agreement, Dunwoody Brokerage Services, Inc. is entitled to receive the following compensation as a placement agent fee in connection with the placement and sale of securities of Techniclone to the two institutional investors:

     o a cash placement fee equal to seven percent (7%) of the purchase price of any and all securities placed pursuant to the Regulation D Common Stock Equity Line Subscription Agreement;
     o a non-accountable expense allowance equal to one percent (1%) of the purchase price of any and all securities placed up to the aggregate purchase price of the first $10 million of securities placed pursuant to the Regulation D Common Stock Equity Line Subscription Agreement;
     o a one time non-accountable expenses allowance equal to one hundred thousand dollars for any and all securities placed in excess of the aggregate purchase price of the first $10 million of securities placed pursuant to the Regulation D Common Stock Equity Line Subscription Agreement (such non-accountable expenses allowance to be paid upon placement of any securities resulting in an aggregate purchase price in excess of $10,100,000 placed pursuant to the Regulation D Common Stock Equity Line Subscription Agreement); and
     o an amount of securities equal to ten percent (10%) of all Common Stock issued pursuant to the Regulation D Common Stock Equity Line Subscription Agreement and an amount of securities equal to ten percent (10%) of all warrants issued pursuant to the Regulation D Common Stock Equity Line Subscription Agreement.

     Techniclone's ability to require the two institutional investors to purchase shares of its Common Stock under the Regulation D Common Stock Equity Line Subscription Agreement is subject to certain conditions and limitations, including:

     o the representations and warranties of Techniclone set forth in the Regulation D Common Stock Equity Line Subscription Agreement must be true and correct in all material respects as of the date of each sale;
     o Techniclone shall have performed and complied with all obligations under the Regulation D Common Stock Equity Line Subscription Agreement, the Registration Rights Agreement and the warrants issued to the two institutional investors required to be performed as of the date of each sale;
     o no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Regulation D Common Stock Equity Line Subscription Agreement;
     o at the time of a sale, there shall have been no material adverse change in Techniclone's business prospects or financial condition, except as disclosed in Techniclone's most recent periodic reports filed since June 16, 1998 with the SEC pursuant to the Exchange Act of 1934, as amended;
     o Techniclone's Common Stock shall not have been delisted from The Nasdaq SmallCap Market nor suspended from trading;
     o the closing bid price of the Common Stock on any trading during the ten days preceding the date of the sale cannot be less than or equal to $0.50; and
     o if the closing bid price of the Common Stock on any trading day during the ten trading days preceding the date of the sale is less than $1.00 but greater than $0.50, Techniclone may only require the purchase by the two institutional investors of an amount of shares not greater than 15% of the amount that would otherwise be available to Techniclone pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement.

     Pursuant to the requirements of the Placement Agent Agreement and a related Registration Rights Agreement dated as of June 16, 1998, between Techniclone, the two institutional investors and Dunwoody Brokerage Services, Inc., as successor in interest to Swartz Investments, LLC, Techniclone has filed a registration statement, of which this Prospectus forms a part, in order to permit Dunwoody Brokerage Services, Inc. to resell to the public the shares of Common Stock issued and issuable to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement and any shares of Common Stock that Dunwoody Brokerage Services, Inc. may acquire upon exercise of warrants issued and issuable to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement.

     The two institutional investors and Dunwoody Brokerage Services, Inc. have agreed that they will not create or increase a net short position with respect to the Common Stock during the ten trading days prior to any sale of shares of Common Stock to the institutional investors or during the thirty calendar days prior to July 15, 1999. The two institutional investors and Dunwoody Brokerage Services, Inc. have further agreed that they will not engage in any trading practice or activity for the purpose of manipulating the price of the Common Stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares of Common Stock offered hereby will be received directly by Dunwoody Brokerage Services, Inc. Techniclone will not receive any proceeds from the sale of the shares of Common Stock offered hereby. Techniclone will not receive any proceeds from the exercise of any warrants by Dunwoody Brokerage Services, Inc., which may only be exercised pursuant to a cashless exercise by Dunwoody Brokerage Services, Inc.

           DUNWOODY BROKERAGE SERVICES, INC. - THE SELLING STOCKHOLDER

     Dunwoody Brokerage Services, Inc. may, from time to time, offer and sell any or all of the shares of Common Stock offered by this Prospectus. All of the shares of Common Stock offered pursuant to this Prospectus are offered by Dunwoody Brokerage Services, Inc. Any sales will be for the account of Dunwoody Brokerage Services, Inc. and Techniclone will not receive any of the proceeds from the sale of the Shares by Dunwoody Brokerage Services, Inc. The following table sets forth certain information as of April 23, 1999, with respect to Dunwoody Brokerage Services, Inc.

                                                                 MAXIMUM NUMBER
                                 SHARES BENEFICIALLY          OF SHARES TO BE SOLD          SHARES BENEFICIALLY
                             OWNED PRIOR TO OFFERING(1)    PURSUANT TO THIS PROSPECTUS    OWNED AFTER OFFERING(2)
NAME OF                      --------------------------    ---------------------------    -----------------------
REGISTERED STOCKHOLDER          NUMBER        PERCENT                                       NUMBER     PERCENT
----------------------          ------        -------                                       ------     -------
Dunwoody Brokerage
 Services, Inc.(3).            2,663,796       3.6%                  2,663,796                0         0.0%
8309 Dunwoody Place
Atlanta, GA 30350


--------------

(1) Includes (solely for purposes of this Prospectus, and assuming a 10-day low closing bid price of not less than $1.00 per share, which allows Techniclone to sell the maximum number of shares of Common Stock to the two institutional investors under the terms of the Regulation D Common Stock Equity Line Subscription Agreement) up to an aggregate of 2,007,102 shares of Common Stock that may be acquired by Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement in connection with the issuance and sale of shares of Common Stock to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement (including up to 178,125 shares of Common Stock issuable upon the exercise of warrants that may be issued to Dunwoody Brokerage Services, Inc.). See "The Equity Line Agreement." Based on an aggregate of 73,352,205 shares of Common Stock issued and outstanding as of April 23, 1999.
(2)  Assumes that all of the Shares are sold pursuant to this Prospectus.
(3) As of the date of this Prospectus, Dunwoody Brokerage Services, Inc. owns 656,694 shares of Common Stock, including 51,540 shares of Common Stock issuable upon exercise of outstanding warrants which are currently exercisable, which represents less than 1% of the issued outstanding Common Stock as of April 23, 1999. Also includes (solely for purposes of this Prospectus, and assuming a 10-day low closing bid price of not less than $1.00 per share, which allows Techniclone to sell the maximum number of shares of Common Stock to the two institutional investors under the terms of the Regulation D Common Stock Equity Line Subscription Agreement) up to an aggregate of 2,007,102 shares of Common Stock that may be acquired by Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement in connection with the issuance and sale of shares of Common Stock to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement (including up to 178,125 shares of Common Stock issuable upon the exercise of warrants that may be issued to Dunwoody Brokerage Services, Inc.). See "The Equity Line Agreement."

     Dunwoody Brokerage Services, Inc. has not had any material relationship with Techniclone or any of its affiliates within the past three years other than as a result of the ownership of securities of Techniclone, through the placement by Dunwoody Brokerage Services, Inc. or its affiliates of securities of Techniclone or as a result of the negotiation and the execution of the Placement Agent Agreement and the Regulation D Common Stock Equity Line Subscription Agreement. The natural persons controlling Dunwoody Brokerage Services, Inc. are Robert L. Hopkins and Dwight B. Bronnum.

     The shares of Common Stock offered hereby by Dunwoody Brokerage Services, Inc. were or will be acquired pursuant to the Placement Agent Agreement or upon exercise of warrants issued to Dunwoody Brokerage Services, Inc. Of the 2,663,796 shares of Common Stock offered by Dunwoody Brokerage Services, Inc. pursuant to this Prospectus:

     o   605,154 shares are currently issued and outstanding;
     o up to 1,781,250 shares may be issued to Dunwoody Brokerage Services, Inc. pursuant to the terms of the Placement Agent Agreement dated as of June 16, 1998 between Techniclone and Dunwoody Brokerage Services, Inc., as successor in interest to Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance, in connection with the issuance of shares of Common Stock to two institutional investors pursuant to the terms of a Regulation D Common Stock Equity Line Subscription Agreement dated as of June 16, 1998;
     o up to an aggregate of 47,727 shares may be issued to Dunwoody Brokerage Services, Inc. on or about July 15, 1999 upon adjustment of the purchase price for the initial shares of Common Stock purchased by the two institutional investors in June 1998, pursuant to the terms of the Regulation D Common Stock Equity Line Subscription Agreement; and
     o up to 25,454 shares may be issued to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants at an exercise price of $1.375 per share, up to 26,086 shares may be issued to Dunwoody Brokerage Services, Inc. upon exercise of outstanding warrants at an exercise price of $0.8625 per share, and up to an additional 178,125 shares may be issued to Dunwoody Brokerage Services, Inc. upon exercise of warrants issuable to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement. See "The Equity Line Agreement."

     Pursuant to the Placement Agent Agreement and the Registration Rights Agreement, Techniclone agreed to register the shares of Common Stock offered hereby under the Securities Act of 1933 for resale by Dunwoody Brokerage Services, Inc. to permit their resale by Dunwoody Brokerage Services, Inc. from time to time to the public without restriction. Techniclone will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933 to keep it effective until the earlier to occur of (i) the date as of which all of the shares of Common Stock may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act of 1933, including without limitation, pursuant to Rule 144 under the Securities Act of 1933 or (ii) the date as of which all of the shares of Common Stock offered hereby have been resold.

     Techniclone has agreed to pay the expenses (other than broker discounts and commissions, if any) in connection with this Prospectus.

                              PLAN OF DISTRIBUTION

     Techniclone has been advised by Dunwoody Brokerage Services, Inc. that all or a portion of the shares of Common Stock offered by this Prospectus may be offered for sale, from time to time, by Dunwoody Brokerage Services, Inc. in one or more private or negotiated transactions, in open market transactions on the Nasdaq SmallCap Market, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. Dunwoody Brokerage Services, Inc. may effect these transactions by selling the shares of Common Stock offered hereby directly to one or more purchasers or to or through other broker-dealers or agents including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by another broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) in ordinary brokerage transactions and (d) in transactions in which the broker solicits purchasers. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions.

     To Techniclone's knowledge, Dunwoody Brokerage Services, Inc. has made no arrangement with any brokerage firm (other than itself) for the sale of the shares of Common Stock offered hereby. Techniclone has been advised by Dunwoody Brokerage Services, Inc. that it presently intends to dispose of the shares of Common Stock offered hereby through itself or through other broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Dunwoody Brokerage Services, Inc. may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this Prospectus, Dunwoody Brokerage Services, Inc. may effect other sales of the shares of Common Stock offered hereby under Rule 144 or other exempt resale transactions. There can be no assurance that Dunwoody Brokerage Services, Inc. will sell any or all of the shares of Common Stock offered hereby.

     Dunwoody Brokerage Services, Inc. is an "underwriter" within the meaning of the Securities Act, in connection with the sale of the Shares offered hereby. Any other broker-dealers or agents who act in connection with the sale of the Shares may also be deemed to be underwriters. Profits on any resale of the shares of Common Stock offered hereby by Dunwoody Brokerage Services, Inc. and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     Any broker-dealer participating in such transactions as agent may receive commissions from Dunwoody Brokerage Services, Inc. (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Dunwoody Brokerage Services, Inc. to sell a specified number of shares of Common Stock offered hereby at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for Dunwoody Brokerage Services, Inc., to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to Dunwoody Brokerage Services, Inc. Broker-dealers who acquire shares of Common Stock offered hereby as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act of 1933, as amended, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of Common Stock involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in a distribution of the shares of Common Stock offered hereby may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the Common Stock to effect covering transactions, to impose penalty bids or to effect passive marketing making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares of Common Stock offered hereby, Techniclone and Dunwoody Brokerage Services, Inc. may be subject to applicable provisions of the Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as Techniclone and Dunwoody Brokerage Services, Inc. are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares of Common Stock offered hereby.

        Dunwoody Brokerage Services, Inc. has agreed that it will not create or increase a net short position with respect to the Common Stock during the ten trading days prior to any date on which shares are to be sold to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement or during the thirty calendar days prior to July 15, 1999. Dunwoody Brokerage Services, Inc. has further agreed that it will not engage in any trading practice or activity for the purpose of manipulating the price of the Common Stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

     Dunwoody Brokerage Services, Inc. will pay all commissions, transfer taxes and other expenses associated with the sales of shares of Common Stock by it. The shares of Common Stock offered hereby are being registered pursuant to contractual obligations of Techniclone, and Techniclone has agreed to pay the expenses of the preparation of this Prospectus. Techniclone has also agreed to indemnify Dunwoody Brokerage Services, Inc. against certain liabilities, including, without limitation, liabilities arising under the Securities Act of 1933, as amended.

     Techniclone will not receive any proceeds from the exercise by Dunwoody Brokerage Services, Inc. of any warrants which it now holds or may in the future receive pursuant to the Placement Agent Agreement , which may only be exercised pursuant to a cashless exercise by Dunwoody Brokerage Services, Inc. Techniclone will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by Dunwoody Brokerage Services, Inc.

     In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

     The Common Stock is currently traded on The Nasdaq SmallCap Market under the symbol "TCLN".

                            DESCRIPTION OF SECURITIES

     As of the date of this Prospectus, the authorized capital stock of Techniclone consists of 120,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share, of which 10,000 shares are designated as Series B Convertible Preferred Stock ("Class B Stock") and 17,200 shares are designated as 5% Adjustable Convertible Class C Preferred Stock ("Class C Stock"). As of April 23, 1999, there were 73,352,205 shares of Common Stock outstanding held by 5,863 stockholders of record, 121 shares of Class C Stock outstanding held by 3 holders of record and no shares of Class B Stock outstanding.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of Techniclone, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of Techniclone available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering shall be fully paid and nonassessable.

     Warrants which are currently held by Dunwoody Brokerage Services, Inc. or which may be issued in the future to Dunwoody Brokerage Services, Inc. pursuant to the Placement Agent Agreement are exercisable at any time beginning on the date of issuance thereof and ending on December 31, 2004. The shares of Common Stock underlying the warrants, when issued upon exercise in whole or in part, will be fully paid and nonassessable, and Techniclone will pay any transfer tax incurred as a result of the issuance of the Common Stock to the holder upon its exercise.

     Each of the warrants contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. Techniclone is not required to issue fractional shares upon the exercise of any of the warrants. The holder of the warrants will not possess any rights as a stockholder of the Company until such holder exercises the warrants. The warrants may be exercised upon surrender on or before the expiration date of the relevant warrant at the offices of Techniclone, with an exercise form completed and executed as indicated, accompanied by payment of the exercise price for the number of shares with respect to which the warrant is being exercised. The exercise price is payable only pursuant to a "cashless exercise," in which that number of shares of Common Stock underlying the warrant having a fair market value equal to the aggregate exercise price are canceled as payment of the exercise price.

     For the life of each of the warrants, the holder thereof has the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrant. The holder of the warrant may be expected to exercise the warrant at a time when Techniclone would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which Techniclone could obtain additional capital during the life of the warrants may be adversely affected.

     This Prospectus does not cover any shares of Common Stock issued or issuable to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement or shares of Common Stock issuable upon exercise of warrants issued or issuable to the two institutional investors pursuant to the Regulation D Common Stock Equity Line Subscription Agreement, which shares have been separately registered for resale under the Securities Act of 1933, as amended, and are the subject of a separate Prospectus.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Techniclone by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule, incorporated in this Prospectus by reference from Techniclone Corporation's Annual Report on Form 10-K for the year ended April 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about Techniclone's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Techniclone's Bylaws provide that Techniclone will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. Techniclone believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits Techniclone to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Techniclone has liability insurance for its officers and directors.

     In addition, Techniclone's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to Techniclone and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Techniclone for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Provisions of Techniclone's Bylaws require Techniclone, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of Techniclone) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Techniclone pursuant to the foregoing provisions, Techniclone has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. Techniclone believes that its Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

     Techniclone has in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of Techniclone against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director of officer. The policy reimburses Techniclone for amounts which Techniclone lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

                      WHERE TO LEARN MORE ABOUT TECHNICLONE

     Techniclone has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered pursuant to this Prospectus. For further information pertaining to the Common Stock and the shares of Common Stock to which this Prospectus relates, reference is made to such registration statement. This Prospectus constitutes the prospectus of Techniclone filed as a part of the registration statement and it does not contain all information set forth in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, Techniclone is subject to the informational requirements of the Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Reports and proxy and information statements filed pursuant to
Section 14(a) and 14(c) of the Exchange Act and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. The Common Stock of Techniclone is traded on The Nasdaq SmallCap Market under the symbol "TCLN". Reports, proxy statements and other information concerning Techniclone may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

================================================================================


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.



                       ----------------------------------


                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

    Techniclone Corporation..............................................     3
    Risk Factors.........................................................     4
    Incorporation of Certain Documents By Reference......................    12
    The Equity Line Agreement............................................    13
    Use of Proceeds......................................................    15
    Dunwoody Brokerage Services, Inc. - The Selling Stockholder..........    16
    Plan of Distribution.................................................    18
    Description of Securities............................................    20
    Legal Matters........................................................    21
    Experts..............................................................    21
    Indemnification of Directors and Officers............................    21
    Where to Learn More About Techniclone................................    22



                         -------------------------------



                                2,663,796 SHARES

              [Techniclone
               Corporation        TECHNICLONE
               Logo Here]             CORPORATION


                                  COMMON STOCK



                                -----------------
                                   PROSPECTUS
                                -----------------




                                   April, 1999



================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

                  SEC registration fee..............................$       912
                  Printing and engraving expenses...................      2,500
                  Legal fees and expenses...........................     25,000
                  Blue Sky fees and expenses........................      2,500
                  Accounting fees and expenses......................     10,000
                  Miscellaneous.....................................      5,000
                                                                    ------------
                          Total.....................................$    45,912
                                                                    ============

     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Techniclone Corporation's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to Techniclone and its stockholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. However, the Director Liability Provision does not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, pursuant to Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to Techniclone or its stockholders for negligent acts or commissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of Techniclone, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against Techniclone under the federal and state securities laws. Techniclone has been advised that it is the position of the SEC that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

     Delaware law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of Techniclone against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

     Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that Techniclone is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, Techniclone must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

     In furtherance of the objectives of the Indemnification Provision, Techniclone has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in Techniclone's Certificate and Bylaws (the "Indemnification Agreements"). Techniclone believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with Techniclone, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Techniclone and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of Techniclone and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to Techniclone.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Techniclone pursuant to the foregoing provisions, Techniclone has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     ITEM 16. EXHIBITS

       EXHIBIT NO.                 DESCRIPTION
       -----------                 -----------

          3.1.....   Certificate of Incorporation of Techniclone Corporation, a
                     Delaware corporation (Incorporated by reference to Exhibit B to the Company's 1996 Proxy Statement as filed with the SEC on or about August 20, 1996)

          3.2.....   Bylaws of Techniclone Corporation, a Delaware
                     corporation (Incorporated by reference to Exhibit C to the Company's 1996 Proxy Statement as filed with the SEC on or about August 20, 1996)

          3.3.....   Certificate of Designation of 5% Adjustable Convertible
                     Class C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit 3.1 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about May 12, 1997)

          4.1.....   Form of Certificate for Common Stock (Incorporated by
                     reference to the exhibit of the same number contained in the Registrants' Annual Report on Form 10-K for the fiscal year ended April 30, 1998)

          4.4.....   Form of Subscription Agreement entered into with Series B
                     Convertible Preferred Stock Subscribers (Incorporated by reference to Exhibit 4.1 contained in Registrant's Report on Form 8-K dated December 27, 1995, as filed with the SEC on or about January 24, 1996)

          4.5.....   Registration Rights Agreement dated December 27, 1995,
                     by and among Swartz Investments, Inc. and the holders of the Registrant's Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.2 contained in Registrant's Current Report on Form 8-K dated
                     December 27, 1995 as filed with the SEC on or about January 24, 1996)

          4.6.....   Warrant to Purchase Common Stock of Registrant issued
                     to Swartz Investments, Inc. (Incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K dated December 27, 1995 as filed with the SEC on or about January 24, 1996)

          4.7.....   5% Preferred Stock Investment Agreement between Registrant and the Investors named therein (Incorporated by reference to Exhibit 4.1 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about May 12, 1997)

          4.8.....   Registration Rights Agreement between the Registrant and
                     the holders of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.2 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about May 12, 1997)

          4.9.....   Form of Stock Purchase Warrant to be issued to the holders of the Class C Preferred Stock upon conversion of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about May 12, 1997)

          4.10....   Regulation D Common Equity Line Subscription Agreement
                     dated as of June 16, 1998 between the Registrant and the Subscribers named therein (the "Equity Line Subscribers") (Incorporated by reference to Exhibit 4.4 contained in Registrant's Report on Form 8-K dated as filed with the SEC on or about June 29, 1998)

          4.11....   Form of Amendment to Regulation D Common Stock Equity Line
                     Subscription Agreement (incorporated by reference to Exhibit 4.5 contained in Registrant's Current Report on Form 8-K filed with the SEC on or about June 29, 1998)

          4.12....   Registration Rights Agreement dated as of June 16, 1998
                     between the Registrant and the Equity Line Subscribers (Incorporated by reference to Exhibit 4.6 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about June 29, 1998)

          4.13....   Form of Stock Purchase Warrant to be issued to the Equity
                     Line Subscribers pursuant to the Regulation D Common
                     Stock Equity Subscription Agreement (Incorporated by reference to Exhibit 4.7 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about June 29, 1998)

          4.14....   Placement Agent Agreement dated as of June 16, 1998, by
                     and between the Registrant and Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz

                     Institutional Finance (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No. 333-63773)

          4.15....   Second Amendment to Regulation D Common Stock Equity
                     Line Subscription Agreement dated as of September 16, 1998, by and among the Registrant, The Tail Wind Fund, Ltd. and Resonance Limited (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No. 333-63773)

          5.......   Opinion of Rutan & Tucker, LLP*

          10.22... 1982 Stock Option Plan (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 2-85628))

          10.23... Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1986 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 33-15102))

          10.24... Cancer Biologics Incorporated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1987 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No. 33-8664))

          10.25... Amendment to 1982 Stock Option Plan dated March 1, 1988 (Incorporated by reference to the exhibit of the same number contained in Registrants' Annual Report on Form 10-K for the year ended April 30, 1988)

          10.26... Amendment to 1986 Stock Option Plan dated March 1, 1988 (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

          10.31... Agreement dated February 5, 1996, between Cambridge Antibody Technology, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K dated February 5, 1996, as filed with the SEC on or about February 8, 1996)

          10.32... Distribution Agreement dated February 29, 1996, between Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in

                     Registrant's Current Report on Form 8-K dated February 29, 1996, as filed with the SEC on or about March 7, 1996)

          10.33... Option Agreement dated February 29, 1996, by and between Biotechnology Development, Ltd. And Registrant (Incorporated by reference to Exhibit 10.2 contained in Registrant's Current Report on Form 8-K dated February
                     29, 1996, as filed with the SEC on or about March 7, 1996)

          10.35... Incentive Stock Option and Nonqualified Stock Option Plan-1993 (Incorporated by reference to the exhibit contained in Registrants' Registration Statement on Form S-8 (File No. 33-87662))

          10.40... 1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrants' Registration Statement on Form S-8 (File No. 333-17513))

          10.41... Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1997)

          10.42... First Amendment to Stock Exchange Agreement among the Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about May 12, 1997)

          10.43... Termination and Transfer Agreement dated as of November 14, 1997 by and between Registrant and Alpha Therapeutic Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K as filed with the SEC on or about November 24, 1997)

          10.44...   Severance Agreement between Lon H. Stone and the
                     Registrant dated July 28, 1998 (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

          10.45... Severance Agreement between William (Bix) V. Moding and the Registrant dated September 25, 1998 (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

          10.46... Option Agreement dated October 23, 1998 between Biotechnology Development Ltd. and the Registrant (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

          10.47... Real Estate Purchase Agreement by and between Techniclone Corporation and 14282 Franklin Avenue Associates, LLC dated December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31,
                     1999)

          10.48... Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December 24, 1998 (Incorporated by reference to Exhibit
                     10.48 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

          10.49... Promissory Note dated as of December 24, 1998 between Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

          10.50... Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31,
                     1999)

          10.51... Final fully-executed copy of the Regulation D Common Stock Equity Line Subscription Agreement dated as of June 16, 1998 between the Registrant and the Subscribers named therein*

          23.1....   Consent of Rutan & Tucker, LLP (contained in Exhibit 5)*

          23.2....   Consent of Deloitte & Touche LLP*

-------------------------

*   Filed herewith.

     ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on April 29, 1999

                                         TECHNICLONE CORPORATION


                                         By: /S/ LARRY O. BYMASTER
                                            ------------------------------------
                                            Larry O. Bymaster, President

     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                            TITLE                              DATE
         ---------                                            -----                              ----

/s/ Larry O. Bymaster                       President, Chief Executive                  April 29, 1999
--------------------------------            Officer and Director (Principal
Larry O. Bymaster                           Executive Officer)



/s/ Steven C. Burke                         Chief Financial Officer                     April 29, 1999
--------------------------------            (Principal Financial and
Steven C. Burke                             Principal Accounting Officer)



/s/ Thomas R. Testman                       Chairman of the Board                       April 26, 1999
--------------------------------
Thomas R. Testman


/s/ Rock Hankin                             Director                                    April 26, 1999
--------------------------------
Rock Hankin


/s/ William C. Shepherd
--------------------------------            Director                                    April 29, 1999
William C. Shepherd


--------------------------------            Director                                    April ___, 1999
Carmelo J. Santoro, Ph.D.


/s/ Clive R. Taylor                         Director                                    April 28, 1999
--------------------------------
Clive R. Taylor, M.D., Ph.D.


                                  EXHIBIT INDEX

                                                                    SEQUENTIALLY
                                                                      NUMBERED
EXHIBIT NO.                DESCRIPTION                                  PAGE
-----------                -----------                              ------------

     5                     Opinion of Rutan & Tucker, LLP              _____

     10.51                 Final fully-executed copy of the            _____
                           Regulation D Common Stock Equity
                           Line Subscription Agreement dated
                           as of June 16, 1998 between the
                           Registrant and the Subscribers named
                           therein

     23.2                  Consent of Deloitte & Touche LLP            _____